MorisonCogen LLP
Certified Public Accountants • Business Consultants

Harvey W. Grossman, CPA
Joseph J. Lucas, CPA
Paul Frank, CPA
Alan J. Denis, J.D., CPA
Charles M. Henry, Jr., CPA
James M. Burns, CPA
Joseph M. Kistner, CPA
Lee S. Kersey, CPA
Louis V. Esposito, CPA

150 Monument Road
Suite 500
Bala Cynwyd, PA 19004 USA
p. 267.440.3000
f. 267.440.3001
www.morisoncogen.com

An Independent Member of Morison International

September 14, 2009

Securities and Exchange Commission
100F Street N.E.
Washington DC 20549

Ladies and Gentlemen,

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 2, 2009, filed by our former client, Jingwei International Limited on September 11, 2009. We agree with the statements made in response to that Item insofar as they relate to our Firm, and that none of the reportable conditions under Item 304(a)(1)(v)(A)-(D) of Regulation S-K occurred, except for the following: as described in the Company's annual report on Form 10-K for the year ended December 31, 2008, management determined that its internal control over financial reporting was not effective due to its insufficient complement of accounting personnel with the appropriate level of accounting knowledge, experience and training in the application of accounting principles generally accepted in the United States commensurate with the financial statement reporting requirements.

Additionally, we are not in a position to agree or disagree with Jingwei International Limited's statement that the change was approved by the Company's Board of Directors.

We are also not in a position to agree or disagree with the statements made by Jingwei International Limited in the second paragraph.

Very truly yours,

Morison Cogen, LLP

Morison Cogen LLP
Bala Cynwyd, Pennsylvania